Exhibit 5.1

DLA Piper US LLP 2000 University Avenue East Palo Alto, California 94303-2215 www.dlapiper.com T 650.833.2000 F 650.833.2001

November 12, 2010

Solar EnerTech Corp.
655 West Evelyn Avenue, Suite #2
Mountain View, CA 94041

Re:  Registration Statement (No. 333-169045) on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Solar EnerTech Corp., a Delaware corporation (“Solar EnerTech”), in connection with Solar EnerTech’s registration statement (No. 333-169045) on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 25, 2010 (as it may be amended and supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement covers the registration of (i) up to 70,000,000 units (the “Units”), each consisting of one share of Solar EnerTech’s common stock, par value $0.001 per share (the “Common Stock”) and a warrant to purchase one share of Solar EnerTech’s Common Stock (the “Warrant”), (ii) all shares of Common Stock and Warrants issued as part of the Units, and (iii) all shares of Common Stock issuable upon exercise of the Warrants.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement and related prospectus, Solar EnerTech’s charter documents, as amended to date, records of its corporate proceedings in connection with the issuance and sale of the Units, and the Warrants.  We have assumed the authenticity and completeness of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the completeness and conformity to the originals of all records, documents and instruments submitted to us as copies.  Based on such review, we are of the opinion that:

1.
The Common Stock included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

2.
Each Warrant included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

3.
Assuming that the Company has an adequate number of authorized shares of Common Stock, the Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Solar EnerTech, the Shares or the Registration Statement.

Sincerely,

/s/ DLA Piper US LLP

DLA Piper US LLP